                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                MACROMEDIA, INC.,

                         ALASKA ACQUISITION CORPORATION

                                       AND

                               ALLAIRE CORPORATION



                                                                JANUARY 16, 2001

                                TABLE OF CONTENTS

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                                                                              PAGE
                                                                              ----


ARTICLE I   THE MERGER...........................................................1

          1.1        The Merger..................................................1
          1.2        Effective Time; Closing.....................................2
          1.3        Effect of the Merger........................................2
          1.4        Certificate of Incorporation; Bylaws........................2
          1.5        Directors and Officers......................................2
          1.6        Effect on Capital Stock.....................................2
          1.7        Exchange of Certificates....................................4
          1.8        No Further Ownership Rights in Company Common Stock.........7
          1.9        Restricted Stock............................................8
          1.10       Tax and Accounting Consequences.............................8
          1.11       Taking of Necessary Action; Further Action..................8

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF COMPANY...........................9

          2.1        Organization; Subsidiaries..................................9
          2.2        Company Capitalization.....................................10
          2.3        Obligations With Respect to Capital Stock..................11
          2.4        Authority; Non-Contravention...............................12
          2.5        SEC Filings; Company Financial Statements..................13
          2.6        Absence of Certain Changes or Events.......................14
          2.7        Taxes......................................................15
          2.8        Title to Properties........................................17
          2.9        Intellectual Property......................................17
          2.10       Compliance with Laws.......................................20
          2.11       Litigation.................................................20
          2.12       Employee Benefit Plans.....................................21
          2.13       Environmental Matters......................................25
          2.14       Certain Agreements.........................................26
          2.15       Brokers' and Finders' Fees.................................27
          2.16       Insurance..................................................28
          2.17       Disclosure.................................................28
          2.18       Board Approval.............................................28
          2.19       Fairness Opinion...........................................29
          2.20       DGCL Section 203 and Rights Agreement Not Applicable.......29
          2.21       Affiliates.................................................29

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...........30

          3.1        Organization of Parent and Merger Sub......................30
          3.2        Parent and Merger Sub Capitalization.......................30
          3.3        Authority; Non-Contravention...............................31
          3.4        SEC Filings; Parent Financial Statements...................32

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
          3.5        Absence of Certain Changes or Events.......................33
          3.6        Litigation.................................................33
          3.7        Disclosure.................................................33
          3.8        Brokers' and Finders' Fees.................................34
          3.9        Tax-Free Reorganization....................................34

ARTICLE IV   CONDUCT PRIOR TO THE EFFECTIVE TIME................................34

          4.1        Conduct of Business by Company.............................34
          4.1        Conduct of Business by Parent..............................37

ARTICLE V   ADDITIONAL AGREEMENTS...............................................37

          5.1        Proxy Statement/Prospectus; Registration Statement;
                      Antitrust and Other Filings...............................37
          5.2        Meeting of Company Stockholders............................38
          5.3        Confidentiality; Access to Information.....................41
          5.4        No Solicitation............................................41
          5.5        Public Disclosure..........................................42
          5.6        Reasonable Efforts; Notification...........................43
          5.7        Third Party Consents.......................................44
          5.8        Stock Options; Warrants and ESPP...........................44
          5.9        Form S-8...................................................45
          5.10       Indemnification............................................45
          5.11       Nasdaq Listing.............................................46
          5.12       Rights Agreement; Takeover Statutes........................46
          5.13       Certain Employee Benefits..................................46
          5.14       Company Affiliates; Restrictive Legend.....................47
          5.15       Letter of Company's Accountants............................47
          5.16       Section 16.................................................47
          5.17       Continuity of Business Enterprise..........................48

ARTICLE VI   CONDITIONS TO THE MERGER...........................................48

          6.1        Conditions to Obligations of Each Party to Effect
                      the Merger................................................48
          6.2        Additional Conditions to Obligations of Company............49
          6.3        Additional Conditions to the Obligations of Parent and
                      Merger Sub................................................50

ARTICLE VII   TERMINATION, AMENDMENT AND WAIVER.................................51

          7.1        Termination................................................51
          7.2        Notice of Termination Effect of Termination................52
          7.3        Fees and Expenses..........................................53
          7.4        Amendment..................................................54
          7.5        Extension; Waiver..........................................54

ARTICLE VIII   GENERAL PROVISIONS...............................................55

          8.1        Non-Survival of Representations and Warranties.............55
          8.2        Notices....................................................55
          8.3        Interpretation; Certain Defined Terms......................56

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
          8.4        Counterparts...............................................57
          8.5        Entire Agreement; Third Party Beneficiaries................57
          8.6        Severability...............................................57
          8.7        Other Remedies; Specific Performance; Fees.................57
          8.8        Governing Law..............................................58
          8.9        Rules of Construction......................................58
          8.10       Assignment.................................................58
          8.11       Waiver Of Jury Trial.......................................58



                                INDEX OF EXHIBITS



Exhibit A  Form of Stock Option Agreement

Exhibit B  Form of Voting Agreement

                          AGREEMENT AND PLAN OF MERGER



           This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of January 16, 2001, among Macromedia, Inc., a Delaware corporation ("PARENT"), Alaska Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of Parent ("MERGER SUB"), and Allaire Corporation, a Delaware corporation ("COMPANY").

                                    RECITALS

           A. The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with Company (the "MERGER") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW").

           B. For United States federal income tax purposes, the Merger is intended to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), except in the event that a Conversion Event (as defined in Section 1.6) occurs. For accounting purposes, the Merger is intended to be accounted for as a purchase under United States generally accepted accounting principles ("GAAP").

           C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Company shall execute and deliver a Stock Option Agreement in favor of Parent in substantially the form attached hereto as Exhibit A (the "STOCK OPTION AGREEMENT"). The Board of Directors of Company has approved the Stock Option Agreement.

           D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of Company are entering into Voting Agreements with Parent in the form of Exhibit B (the "VOTING AGREEMENT").

           In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

           1.1 The Merger. Unless the Conversion Event occurs, upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Company shall be merged with and into Merger Sub, the separate corporate existence of Company shall cease, and Merger Sub shall continue as the surviving corporation of the Merger. If the Conversion Event occurs, then upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger. The corporation surviving the Merger shall be referred to herein as the "SURVIVING CORPORATION."

           1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date. The closing of the Merger (the "CLOSING") shall take place at the offices of Fenwick & West LLP, 275 Battery Street, San Francisco, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

           1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

           1.4 Certificate of Incorporation; Bylaws.

                     (a) The Certificate of Merger shall provide that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be in substantially the form of the Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time; provided, however, that as of the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall read: "The name of the corporation is "Allaire Corporation."

                     (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

           1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

           1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

                     (a) Conversion of Company Common Stock.

                               (i) Except as provided in Section 1.6(a)(ii),
each share of common stock, par value $0.01 per share, of Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Section 1.6(e)) into the right to receive (x) 0.20 (the "EXCHANGE RATIO") of a share of common stock, par value $0.001 per share, of Parent ("PARENT COMMON STOCK") and (y) $3.00 in cash (the "CASH CONSIDERATION"), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7. Unless otherwise stated or otherwise indicated by the context, all references in this Agreement and the Stock Option Agreement to "Company Common Stock" shall be deemed to include the associated preferred share purchase rights ("RIGHTS") issued pursuant to the Rights Agreement, dated as of December 8, 2000, between Company and Fleet Bank, N.A., as Rights Agent (the "RIGHTS AGREEMENT"). No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e).

                               (ii) If the Conversion Event occurs, then upon
the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Section 1.6(e)) into the right to receive an amount of cash (rounded to the nearest whole cent) equal to the sum of (x) the amount of cash that is the product of (A) the Trigger Price (as defined below) multiplied by (B) the Exchange Ratio (the "SUBSTITUTE CASH CONSIDERATION") plus (y) the Cash Consideration, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7.

                     (b) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                     (c) Stock Options; Employee Stock Purchase Plan. At the Effective Time, all options to purchase Company Common Stock then outstanding, whether under Company's 1997 Stock Incentive Plan, Company's 1998 Stock Incentive Plan or Company's 2000 Stock Incentive Plan (collectively, the "COMPANY OPTION PLANS"), pursuant to another Company compensatory plan or otherwise (each such option, whether issued pursuant to the Company Option Plans or otherwise, a "COMPANY OPTION"), and each warrant outstanding to acquire Company Common Stock (the "COMPANY WARRANTS") shall be assumed by Parent in accordance with Section 5.8 of this Agreement. Rights outstanding under Company's 1998 Employee Stock Purchase Plan (the "COMPANY ESPP") shall be treated as set forth in Section 5.8 of this Agreement.

                     (d) Capital Stock of Merger Sub.

                               (i) Except as provided in Section 1.6(d)(ii),
each share of common stock, par value $0.001 per share, of Merger Sub ("MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall continue to be outstanding as one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

                               (ii) If the Conversion Event occurs, then each
share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

                     (e) Adjustments to Merger Consideration. The Exchange Ratio, the Cash Consideration and the Substitute Cash Amount, as applicable, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

                     (f) As used in this Agreement, the following terms shall have the following meanings:

                               (i) The "CONVERSION EVENT" shall occur if the
product of (A) the Trigger Price multiplied by (B) the Exchange Ratio shall be less than the amount of the Cash Consideration.

                               (ii) The term "MERGER CONSIDERATION" means the
aggregate amount of consideration per share of Company Common Stock issuable in the Merger, determined as the sum of (A) the Cash Consideration and (B) the fraction of a share of Parent Common Stock, determined by application of the Exchange Ratio, or the Substitute Cash Consideration, whichever is applicable under Section 1.6(a).

                               (iii) The "TRIGGER PRICE" shall mean the closing
sale price of Parent Common Stock during regular trading hours on the Nasdaq National Market on the day which is two trading days before the date fixed for the Company Stockholders' Meeting in the Proxy Statement/Prospectus (as each such term is defined in Section 2.17).

           1.7       Exchange of Certificates.

                     (a) Exchange Agent. Parent shall select an institution reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

                     (b) Exchange Fund. As promptly as practicable after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the Merger Consideration (such shares of Parent Common Stock or Substitute Cash Consideration and Cash Consideration together with any cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock.

                     (c) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock which were converted into the right to receive the Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration into which their shares of Company Common Stock were converted at the Effective Time, (including, if shares of Parent Common Stock are issued to holders of Company Common Stock in the Merger, payment in lieu of fractional shares of Parent Common Stock that such holders have the right to receive pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d)) and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the Merger Consideration (which, if Parent Common Stock is issued to holders of Company Common Stock in the Merger, shall include the full number of shares of such Parent Common Stock together with the right to receive any dividends or distributions payable pursuant to Section 1.7(d)). No interest will be paid or accrued on any Cash Consideration, Substitute Cash Consideration or cash in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of Company, the Merger Consideration, including any certificate representing the proper number of shares of Parent Common Stock, may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

                     (d) Distributions With Respect to Unexchanged Shares. In the event that shares of Parent Common Stock are issued to the holders of Company Common Stock in the Merger, no dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. If such shares of Parent Common Stock are issued, subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

                     (e) Fractional Shares. In the event that Parent Common Stock is issued to the holders of shares of Company Common Stock in the Merger:

                               (i) as promptly as practicable following the
Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent pursuant to Section 1.7(b), over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 1.7(c) (such excess, the "EXCESS SHARES"). Following the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the Nasdaq Stock Market in the manner set forth in paragraph (ii) of this Section 1.7(e).

                               (ii) The sale of the excess shares by the
Exchange Agent shall be executed on the Nasdaq Stock Market and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all commercially reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock. The Exchange Agent will determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock in accordance with the terms of Section 1.7(c).

                               (iii) Notwithstanding the provisions of
paragraphs (i) and (ii) of this Section 1.7(e), Parent may decide, at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such paragraphs, that Parent shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Company Common Stock the amount such holder would have received pursuant to Section 1.7(e)(ii) assuming that the sales of Parent Common Stock were made at a price equal to the average of the closing prices of the Parent Common Stock on the Nasdaq Stock Market for the five consecutive trading days immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this paragraph (iii). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Sections 1.7(b) or (e).

                     (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                     (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, including, if applicable, cash for fractional shares, if any, as may be required pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such Merger Consideration, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                     (h) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or rights to other Merger Consideration or of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                     (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Parent for the Merger Consideration to which they are entitled including, if applicable, any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 1.7(d) and, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 1.7(e), in each case, without any interest thereon.

           1.8 No Further Ownership Rights in Company Common Stock. All Merger Consideration issued in accordance with the terms hereof (including any shares of Parent Common Stock and cash paid in respect thereof pursuant to Section 1.7(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the

Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

           1.9 Restricted Stock. If any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("COMPANY RESTRICTED STOCK") may be forfeited or repurchased by Company upon any termination of the stockholders' employment, directorship or other relationship with Company (and/or any affiliate of Company) under the terms of any restricted stock purchase agreement or other agreement with Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition fully lapses upon consummation of the Merger, then
(i) the shares of Parent Common Stock issued upon the conversion of such shares of Company Common Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions and (ii) any cash payable upon the conversion of such shares of Company Restricted Stock in the Merger will be paid to each holder of such shares upon the vesting or lapse of the right of repurchase thereof. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Company Restricted Stock, together with the number of shares and the vesting schedule of Company Restricted Stock held by each, is set forth in Part 1.9 of the Company Disclosure Letter.

           1.10 Tax and Accounting Consequences.

                     (a) Unless the Conversion Event occurs, it is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. Unless the Conversion Event occurs, the parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                     (b) It is intended by the parties hereto that the Merger shall be treated for accounting purposes as a purchase.

           1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

           As of the date of this Agreement, Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (in such person's capacity as an officer and not as an individual) (the "COMPANY DISCLOSURE LETTER"), as follows:

           2.1       Organization; Subsidiaries.

                     (a) Company and each of its material subsidiaries (which material subsidiaries are set forth on Part 2.1 to the Company Disclosure Letter) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Company, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

                     (b) Other than the corporations identified in Part 2.1 of the Company Disclosure Letter, neither Company nor any of the other corporations identified in Part 2.1 of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 2.1 of the Company Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Company. Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written or oral agreement, contract, lease, instrument, note, option, warranty, purchase order, license, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 2.1 of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

                     (c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its material subsidiaries, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents. Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

           2.2       Company Capitalization.

                     (a) The authorized capital stock of Company consists solely of 100,000,000 shares of Company Common Stock, of which there were 27,604,931 shares issued and outstanding as of the close of business on January 12, 2001, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of January 12, 2001, there are 16,610 shares of Company Common Stock held in treasury by Company. From and after the Effective Time, the shares of Parent Common Stock issued in exchange for any shares of Company Restricted Stock will, without any further act of Parent, Company or any other person, become subject to the restrictions, conditions and other provisions of such Company Restricted Stock, and Parent will automatically succeed to and become entitled to exercise Company's rights and remedies under such Company Restricted Stock.

                     (b) As of the close of business on January 12, 2001, (i) 11,664,087 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options for an aggregate exercise price of $230,609,946,
(ii) 15,056 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Warrants; and (iii) 577,223 shares of Company Common Stock are reserved for future issuance under the Company ESPP. Part 2.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option and each Company Warrant outstanding as of the date of this
Agreement: (i) the name of the optionee or warrant holder; (ii) the number of shares of Company Common Stock subject to such Company Option or Company Warrant; (iii) the exercise price of such Company Option or Company Warrant;
(iv) the date on which such Company Option or Company Warrant was granted or assumed; (v) the date on which such Company Option or Company Warrant expires and (vi) whether the exercisability of such Company Option or Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Company has delivered to Parent an accurate and complete copy of the Company Option Plans and the form of all stock option agreements evidencing Company Options and an accurate and complete copy of each Company Warrant. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 2.2(b) of the Company Disclosure Letter, there are no commitments or agreements of any character to which Company is bound which provides for the acceleration of the vesting of any Company Option as a result of the Merger or the other transactions contemplated by this Agreement or the occurrence of any subsequent event (such as the termination of employment of the option holder following consummation of the Merger).

                     (c) All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding Company Warrants and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (each, a "GOVERNMENTAL ENTITY").

           2.3 Obligations With Respect to Capital Stock. Except as set forth in
Part 2.2 or Part 2.3 of the Company Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Company owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 2.2 or
Part 2.3 of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, convertible debt, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Part 2.3 of the Company Disclosure Letter or as contemplated by this Agreement, the Stock Option Agreement and the Rights Agreement, there are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Company will not be entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

           For purposes of this Agreement, "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security (other than restrictions on transfer under applicable securities laws) or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), but excluding liens for Taxes not yet due and payable and such encumbrances, if any, which are not material in character, amount or extent.

           2.4       Authority; Non-Contravention.

                     (a) Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders (the "COMPANY STOCKHOLDER APPROVALS") and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company's stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement and the Stock Option Agreement have each been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitute the valid and binding obligations of Company, enforceable against Company in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

                     (b) The execution and delivery of this Agreement and the Stock Option Agreement by Company does not, and the performance of this Agreement and the Stock Option Agreement by Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approvals and compliance with the requirements set forth in Section 2.4(c), conflict with or violate any material law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective material properties is bound or affected, or (iii) except as set forth in Part 2.4(b) of the Company Disclosure Letter, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Company's (or a subsidiary's) rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the material properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective material properties are bound or affected. Part 2.4(b) of the Company Disclosure Letter list all consents, waivers and approvals under any of Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Company, Parent or the Surviving Corporation as a result of the Merger.

                     (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person, is required to be obtained or made by Company in connection with the execution and delivery of this Agreement and the Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.17) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the effectiveness of the Registration Statement (as defined in Section 2.17), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company, Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

           2.5       SEC Filings; Company Financial Statements.

                     (a) Company has filed all forms, reports and documents required to be filed by Company with the SEC since January 22, 1999 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

                     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and
(iii) fairly presented the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in

Company SEC Reports as of September 30, 2000 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a balance sheet which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

                     (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

           2.6 Absence of Certain Changes or Events. Except as set forth in Part
2.6 of the Company Disclosure Letter or as disclosed in Company SEC Reports, since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect (as defined in Section 8.3)) with respect to Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any grant or issuance of any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees (other than increases for employees in the ordinary course of business consistent with past practice), or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby or any acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of Company's capital stock or any acceleration or release of any right to repurchase shares of Company's capital stock upon the termination of employment or services with Company, (v) any material change or alteration in the policy of Company relating to the granting of stock options or other equity compensation to its employees and consultants, (vi) entry by Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any development services, licensing, distribution, sales, sales services or other similar agreement with respect to any material Intellectual Property (as defined in Section 2.9) other than in the ordinary course of business consistent with past practices, (vii) any acquisition, sale or transfer of any material asset by Company or any of its subsidiaries other than in the ordinary course of business, (viii) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in

GAAP, or (ix) any material revaluation by Company of any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business.

           2.7       Taxes.

                     (a) Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to Company; such Returns are true, correct and complete in all material respects; and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

                     (b) Except as is not material to Company, Company and each of its subsidiaries have withheld all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

                     (c) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                     (d) Except as is not material to Company, no audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

                     (e) Except as is not material to Company, no adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

                     (f) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

                     (g) Except as provided in Section 422 of the Code, there is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be fully deductible at or prior to the time of payment or exercise pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

                     (h) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

                     (i) None of Company and its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than any of Company and its subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                     (j) Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                     (k) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

                     (l) Company has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

                     (m) To Company's knowledge, there is no fact or circumstance, and Company has no present plan or intention to take any action, that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of Section 368 of the Code.

                     (n) Company has delivered to Parent or its legal or accounting representatives, copies of all foreign, federal and state income tax and all state sales and use tax Returns filed for Company and each of its subsidiaries and each of Company's and its subsidiaries' predecessor entities, if any, for all periods since December 31, 1995.

                     For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

           2.8       Title to Properties.

                     (a) Neither Company nor any of its subsidiaries owns any interest in real property, other than the Material Leases listed in Part 2.8 of the Company Disclosure Letter. Part 2.8 of the Company Disclosure Letter list all real property leases to which Company is a party that require Company to make annual lease payments in excess of $50,000 and each amendment thereto that is in effect as of the date of this Agreement. All Material Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against Company in excess of $50,000.

                     (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials. Each of Company's subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials.

           2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

                     "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations, mask works and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, URLs, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world;
(vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) all similar or equivalent rights to any of the foregoing anywhere in the world.

                     "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or one of its subsidiaries.

                     "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents; (ii) registered trademarks, service marks or other registrations related to trademarks or service marks; and (iii) registered copyrights and mask works.

                     "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or one of its subsidiaries.

                     (a) Except as set forth in Part 2.9(a) of the Company Disclosure Letter, no material Company Intellectual Property or product or service of Company or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

                     (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States, international or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

                     (c) Company or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed by Company and its subsidiaries to be conducted) to, each material item of Company Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions); and Company or one of its subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale of any products or the provision of any services by Company and its subsidiaries.

                     (d) Company or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are Company products or which Company otherwise expressly purports to own.

                     (e) To the extent that any material Intellectual Property has been developed or created by a third party for Company or any of its subsidiaries, Company or its subsidiaries, as the case may be, has a written agreement with such third party with respect thereto and Company or its subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a written license (sufficient for the conduct of its business as currently conducted and as proposed by Company and its subsidiaries to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the full extent it is legally possible to do so.

                     (f) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

                     (g) Part 2.9(g) of the Company Disclosure Letter lists all material contracts, licenses and agreements to which Company or any of its subsidiaries is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than agreements entered into in the ordinary course consistent with past practice); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company or one of its subsidiaries.

                     (h) The operation of the business of Company and its subsidiaries as such business currently is conducted, including Company's design, development, marketing and sale of the products or services of Company (including with respect to products currently under development) (i) has not, does not and will not infringe or misappropriate (A) to Company's knowledge, any patent of any third party, or (B) any other Intellectual Property of any third party or (ii) to Company's knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

                     (i) Except as set forth in Part 2.9(i) of the Company Disclosure Letter, Company has not received written, or to the knowledge of Company, non-written notice from any third party that the operation of the business of Company or of any of its subsidiaries or any act, product or service of Company or of any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

                     (j) To the knowledge of Company, no person has or is materially infringing or misappropriating any material Company Intellectual Property.

                     (k) Company and its subsidiaries have taken reasonable steps to protect Company's and its subsidiaries' rights in Company's and such subsidiaries' confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to Company or such subsidiaries, and, without limiting the foregoing, Company and its subsidiaries have and enforce a policy requiring each employee and each contractor who has access to material, nonpublic Company Intellectual Property to execute a proprietary information and confidentiality agreement substantially in the form provided to Parent, and all current and former employees and such contractors of Company and its subsidiaries have executed such an agreement. Other than source code provided under "open source" arrangements or escrow or other agreements, in each case, described in Part 2.9(k) of the Company Disclosure Letter, Company has not provided source code to any Company Intellectual Property to any third party.

                     (l) No of the Company Intellectual Property nor any product or service of Company contains any defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years, nor has Company received any written, or to Company's knowledge, non-written allegation from any person that has been licensed to use any of Company's or any of its subsidiaries' software products of such a processing defect.

                     (m) All material contracts, licenses and agreements relating to Company's Intellectual Property are in full force and effect. Except as set forth in Part 2.9(m) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Except as set forth in Part 2.9(m) of the Company Disclosure Letter, Company and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of Company and its subsidiaries, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Assuming Company has obtained prior to the Closing Date the third party consents set forth in Part 2.9(m) of the Company Disclosure Letter, following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

           2.10      Compliance with Laws.

                     (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not cause Company to lose any material benefit or incur any material liability. Except as set forth in Part 2.10(a) of the Company Disclosure Letter, no investigation or review by any Governmental Entity is pending or, to Company's knowledge, has been threatened in a writing delivered to Company against Company or any of its subsidiaries, nor, to Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company and its subsidiaries as currently conducted.

                     (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of Company and of its subsidiaries as currently conducted (collectively, the "COMPANY PERMITS"). Company and its subsidiaries are in compliance, in all material respects, with the terms of the Company Permits.

           2.11 Litigation. Except as set forth in Part 2.11 of the Company Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to

Company, any of its subsidiaries or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company the legal right of Company or any of its subsidiaries to design, offer or sell any of its products or services in the present manner or style thereof or otherwise to conduct its business as currently conducted. Except as set forth in Part 2.11 of the Company Disclosure Letter, as of the date hereof, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Company or of any of its subsidiaries to seek indemnification from Company.

           2.12      Employee Benefit Plans.

                     (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                               (i) "AFFILIATE" shall mean any other person or
entity under common control with Company within the meaning of Sections 414(b),
(c), (m) or (o) of the Code and the regulations issued thereunder;

                               (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan,
program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan" within the meaning of
Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

                               (iii) "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended;

                               (iv) "DOL" shall mean the Department of Labor;

                               (v) "EMPLOYEE" shall mean any current, former or
retired employee, officer or director of Company or any Affiliate;

                               (vi) "EMPLOYEE AGREEMENT" shall mean each
management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Company or any Affiliate and any Employee or consultant;

                               (vii) "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                               (viii) "FMLA" shall mean the Family Medical Leave
Act of 1993, as amended;

                               (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean
each Company Employee Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of Employees outside the United States;

                               (x) "IRS" shall mean the Internal Revenue
Service;

                               (xi) "MULTIEMPLOYER PLAN" shall mean any "PENSION
PLAN" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                               (xii) "PBGC" shall mean the Pension Benefit
Guaranty Corporation; and

                               (xiii) "PENSION PLAN" shall mean each Company
Employee Plan which is an "employee pension benefit plan," within the meaning of
Section 3(2) of ERISA.

                     (b) Schedule. Part 2.12(b) of the Company Disclosure Letter contain an accurate and complete list of each Company Employee Plan and each Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

                     (c) Documents. Company has provided to Parent: (i) accurate and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (ix) all COBRA forms and related notices; (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan; and (xi) a list of all employees, officers and consultants of Company reflecting each such person's current title and/or job description and compensation.

                     (d) Employee Plan Compliance. (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan and/or Employee Agreement, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued either before or after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet and no further contributions will be due or will have accrued thereunder as of the Closing Date; (ix) to Company's knowledge, all individuals who, pursuant to the terms of any Employee Plan or Employee Agreement, are entitled to participate in any such Employee Plan or Employee Agreement are currently participating in such Employee Plan or Employee Agreement, or have been given the opportunity to do so and have declined; (x) there has been no amendment to, written interpretation or authorized announcement (whether or not written) by Company relating to, or change in employee participation or coverage under, any Employee Plan or Employee Agreement that would increase materially the expense of maintaining such Employee Plan or Employee Agreement above the level of the expense incurred in respect thereof during the calendar year 1999.

                     (e) Pension Plans. Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

                     (f) Multiemployer Plans. At no time has Company contributed to or been requested to contribute to any Multiemployer Plan.

                     (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

                     (h) COBRA; FMLA. Neither Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees. The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended and the FMLA, and the regulations thereunder, as such requirements affect Company and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA, with respect to any of the Employee Plans or Employee Agreements, covered employees or qualified beneficiaries.

                     (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of
Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

                     (j) Employment Matters. Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, immigration, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable in any material amounts for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Company's knowledge, threatened or reasonably anticipated claims or actions against Company under any workers compensation policy or long-term disability policy. To Company's knowledge, no Employee of

Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity. All United States-based employees of Company are legally permitted to be employed by Company in the United States of America in their current jobs. There are no controversies pending or, to Company's knowledge threatened, between Company and any subsidiary and any of their employees that would be reasonably likely to result in Company's incurring material liability. Except as set forth in Part 2.12(j) of the Company Disclosure Letter, Company does not have any employment contracts, Employee Agreements, or consulting agreements currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or assignment of invention and other than consulting agreements which are not material in substance or amount). Company will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

                     (k) Labor. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

                     (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued on the Company Balance Sheet. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

           2.13      Environmental Matters.

                     (a) Hazardous Material. Except as would not result in material liability to Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

                     (b) Hazardous Materials Activities. Except as would not result in a material liability to Company (in any individual case or in the aggregate) (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                     (c) Permits. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents ("ENVIRONMENTAL PERMITS") material to and necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted.

                     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company concerning any Environmental Permit of Company, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its subsidiaries in any environmental litigation or impose upon Company any material environmental liability.

           2.14 Certain Agreements. Except as otherwise set forth in the applicable lettered subsection of Part 2.14 of the Company Disclosure Letter, neither Company nor any of its subsidiaries is a party to or is bound by:

                     (a) any employment or consulting agreement or commitment with any employee or member of Company's Board of Directors, providing any term of employment or compensation guarantee or any consulting agreement or any employment agreement that provides severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, except as required by applicable law;

                     (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                     (c) any agreement of indemnification (other than standard indemnification agreements in licenses in the form provided to Parent), any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

                     (d) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Parent, Company or Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

                     (e) any agreement or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company's subsidiaries;

                     (f) any licensing, distribution, resale or other agreement, contract or commitment with regard to the acquisition, distribution, resale or licensing of any material Intellectual Property other than licenses, distribution, resale agreements, advertising agreements, or other similar agreement entered into in the ordinary course of business consistent with past practice or disclosed in Part 2.9(f) of the Company Disclosure Letter;

                     (g) any agreement or commitment with any affiliate of Company; or

                     (h) any agreement or commitment currently in force providing for capital expenditures by Company or its subsidiaries in excess of $50,000.

           Each agreement that is required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (h) above or pursuant to
Section 2.9 and each agreement that is currently in force and required to be filed with any Company SEC Report shall be referred to herein as a "COMPANY CONTRACT". Each Company Contract is valid and in full force and effect. Neither Company nor any of its subsidiaries, nor to Company's knowledge, any other party thereto, is in material breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice alleging that it has materially breached, violated or defaulted under, any of the terms or conditions of any Company Contract in such a manner as would permit any other party thereto to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies for any or all such alleged breaches, violations, or defaults.

           2.15 Brokers' and Finders' Fees. Except for fees payable to Credit Suisse First Boston Corporation pursuant to an engagement letter, dated September 15, 2000, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

           2.16 Insurance. Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owing assets similar to those of Company and its subsidiaries. Except as set forth in Part 2.16 of the Company Disclosure Letter, there is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in Part
2.16 of the Company Disclosure Letter, to the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies. Part 2.16 of the Company Disclosure Letter sets forth a description of each such policy or bond which provides coverage for Company or any of its subsidiaries.

           2.17 Disclosure. The information supplied by Company for inclusion in the Form S-4 (or any similar successor form thereto) Registration Statement to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (the "REGISTRATION STATEMENT") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Company for inclusion or incorporation by reference in the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement (the "PROXY STATEMENT/PROSPECTUS") shall not, on the date the Proxy Statement/Prospectus is mailed to Company's stockholders, at the time of the meeting of Company's stockholders (the "COMPANY STOCKHOLDERS' MEETING") to consider the Company Stockholder Approvals or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

           2.18 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, (i) determined that the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement are fair to, and in the best interests of Company and its stockholders, and has approved this Agreement and the Stock Option Agreement and

(ii) declared the advisability of the Merger and recommends that the stockholders of Company approve and adopt this Agreement and approve the Merger.

           2.19 Fairness Opinion. Company's Board of Directors has received a written opinion from Credit Suisse First Boston Corporation, dated as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to Company's stockholders from a financial point of view, and has delivered to Parent a copy of such opinion.

           2.20 DGCL Section 203 and Rights Agreement Not Applicable. The Board of Directors of Company has taken all actions so that (a) the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Stock Option Agreement, the Voting Agreements or to the consummation of the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreements, and (b) the execution, delivery, announcement or performance of this Agreement, the Option Agreement and the Voting Agreements and the consummation of the Merger and the other transactions contemplated hereby or thereby will not cause any change, effect or result under the Rights Agreement which is adverse to the interests of Parent. Without limiting the generality of the foregoing, the Rights Agreement has been amended by all necessary action to (i) render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent or its subsidiaries is an "Acquiring Person" (as defined in the Rights Agreement) by virtue of the execution, delivery, announcement or performance of this Agreement or the Stock Option Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby and (y) a "Distribution Date" (as such terms are defined in the Rights Agreement) does not occur by reason of the execution, delivery, announcement or performance of this Agreement or the Stock Option Agreement, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby, and such amendment by its terms may not be further amended by Company without the prior written consent of Parent in its sole discretion. No other anti-takeover, control share acquisition, fair price, moratorium or other similar statute (each, a "TAKEOVER STATUTE") applies or purports to apply to this Agreement, the Merger, the Stock Option Agreement or the other transactions contemplated hereby or thereby.

           2.21 Affiliates. Part 2.21 of the Company Disclosure Letter is a complete list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "COMPANY AFFILIATE"). Except as set forth in the Company SEC Reports, since the date of Company's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

           As of the date of this Agreement, Parent and Merger Sub represent and warrant to Company, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (in such person's capacity as an officer and not as an individual) (the "PARENT DISCLOSURE LETTER"), as follows:

           3.1       Organization of Parent and Merger Sub.

                     (a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

                     (b) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents. Parent has delivered or made available to Company all proposed or considered amendments to the Parent Charter Documents.

           3.2       Parent and Merger Sub Capitalization.

           (a) The authorized capital stock of Parent consists solely of 200,000,000 shares of Parent Common Stock, of which there were 53,325,075 shares issued and outstanding as of the close of business on January 11, 2001. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. As of the close of business on January 11, 2001, (i) 13,101,530 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock, and (ii) 400,923 shares of Parent Common Stock are reserved for future issuance under Parent's 1993 Employee Stock Purchase Plan. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

           (b) Except as set forth in Section 3.2(a) of this Agreement or Part
3.2 of the Parent Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

           (c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

           (d) The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

           3.3       Authority; Non-Contravention.

                     (a) Parent has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and the Stock Option Agreement have been duly executed and delivered by Parent and this Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

                     (b) The execution and delivery of this Agreement and the Stock Option Agreement by Parent and the execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement and the Stock Option Agreement by Parent and the performance of this Agreement by Merger Sub will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.3(c) below, conflict with or violate any material law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective material properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of an Encumbrance on any of the material properties or assets of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material properties are bound or affected. Part
3.3 of the Parent Disclosure Letter list all consents, waivers and approvals under any of Parent's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Parent or the Surviving Corporation as a result of the Merger.

                     (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and a
Schedule 13D with regard to the Stock Option Agreement and the Voting Agreements in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

           3.4       SEC Filings; Parent Financial Statements.

                     (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since June 30, 1998, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

                     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the Exchange Act) and
(iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of September 30, 2000 is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a balance sheet which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

                     (c) Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

           3.5 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet there has not been (i) any Material Adverse Effect with respect to Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any acquisition, sale or transfer of any material asset by Parent or any of its subsidiaries other than in the ordinary course of business or any agreement or commitment by Parent or any of its subsidiaries to do any of the foregoing, (v) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or
(vi) any material revaluation by Parent of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business.

           3.6 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

           3.7 Disclosure. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company's stockholders, at the time of the Company Stockholders' Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Registration Statement and Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

           3.8 Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co., Inc., Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

           3.9 Tax-Free Reorganization. To Parent's knowledge, unless a Conversion Event occurs, there is no fact or circumstance, and Parent has no present plan or intention, that would reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of Section 368 of the Code.




                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

           4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any material adverse event involving its business or operations.

                     In addition, except as permitted by the terms of this Agreement, and except as provided in Schedule 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

                     (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted to any employee, consultant, director or authorize cash payments in exchange for any options or take any such action with regard to any warrant or other right to acquire Company's capital stock;

                     (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

                     (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

                     (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                     (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to Company Stock Option or purchase agreements in effect on the date hereof;

                     (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options and Company Warrants, (ii) shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof and (iii) options granted to newly hired or newly promoted employees, consistent in amounts with Company's prior practices and providing for vesting over a four year period with 25% vesting after one year and thereafter ratably monthly, not to exceed in the aggregate options to acquire 1,000,000 shares of Company Common Stock, provided, however, that if the Closing has not occurred before the expiration of four calendar months after the date of this Agreement, then such aggregate number of shares shall increase by 150,000 shares for each full calendar month thereafter that the Closing does not occur;

                     (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

                     (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures;

                     (i) Enter into any material strategic relationship or alliance in which Company agrees to share profits, pay royalties, share ownership of Intellectual Property or grant exclusive rights of any nature to Company Intellectual Property to any third party;

                     (j) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company, other than non-exclusive licenses of Company Intellectual Property in the ordinary course of business consistent with past practice;

                     (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

                     (l) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee (other than payment of target bonuses for 2000), or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

                     (m) Make any capital expenditures outside of the ordinary course of business in excess of $5,000,000 in the aggregate;

                     (n) Modify, amend or terminate any Company Contract or other material contract or agreement to which Company or any subsidiary thereof is a party or enter into any contract or agreement which provides for Company to incur or pay any amounts in excess of $600,000 over the life of such contract or agreement;

                     (o) Settle any material litigation or waive, release or assign any material rights or claims thereunder;

                     (p) Enter into, modify, amend or cancel any development services, licensing, distribution, sales, sales representation or other similar agreement or obligation with respect to any material Intellectual Property other than such agreements entered into in the ordinary course of business consistent with past practices;

                     (q) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

                     (r) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a "reorganization" within the meaning of Section 368 of the Code;

                     (s) Except as otherwise contemplated by Sections 2.20 and 5.12, redeem the Rights or amend or terminate the Rights Agreement;

                     (t) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement and the Stock Option Agreement, including with respect to the Rights Agreement, or with any other "poison pill" or similar plan, agreement or arrangement, or any Takeover Statute; or

                     (u) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (t) above.

                     4.2 Conduct of Business by Parent. Except as provided in
Section 4.2 of the Parent Disclosure Letter, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

                     (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock;

                     (b) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents;

                     (c) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

                     (d) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a "reorganization" within the meaning of Section 368 of the Code; or

                     (e) Agree in writing or otherwise to take any of the actions described in Section 4.2(a) through (d) above.



                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

                     5.1 Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings.

                     (a) As promptly as practicable after the execution of this Agreement,

Company and Parent will prepare and file with the SEC the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Company will cause the Proxy Statement/Prospectus to be mailed to Company's stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

                     (b) As promptly as practicable after the execution of this Agreement, each of Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1.

                     (c) Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Filing or Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company and/or Parent, such amendment or supplement.

           5.2       Meeting of Company Stockholders.

                     (a) Promptly after the date hereof, Company will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval and adoption of this

Agreement and approval of the Merger. Subject to Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market or Delaware Law to obtain such approvals. Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this
Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or Superior Offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger, and the Company Stockholders' Meeting shall be called, noticed, convened and held prior to the calling, noticing, convening or holding of any meeting of Company's stockholders to consider approval of any Acquisition Proposal or Superior Offer.

                     (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

                     (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Parent (a "NOTICE OF SUPERIOR OFFER") advising Parent that Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within five business days of Parent's receipt of the Notice of Superior Offer, made an offer that Company's Board of Directors by a majority vote determines in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to Company's stockholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Company reasonably concludes, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law and (v) Company shall not have violated any of the restrictions set forth in Section 5.4 or this
Section 5.2. Company shall provide Parent with at least two business days prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 5.4) to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.2(c) shall limit Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified).

                     For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Company, on terms that the Board of Directors of Company determines, in its reasonable judgment (after consultation with a financial advisor of national standing) to be more favorable to the Company stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed (and Company provides Parent with written evidence of such commitment) and is not likely in the reasonable judgment of Company's Board of Directors (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

                     (d) Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, provided, however, that the Board of Directors of Company shall not recommend that the stockholders of Company tender their shares in connection with a tender offer except to the extent that the Board of Directors determines in its good faith judgment, after consultation with outside counsel and a financial advisor of national standing, that the tender offer constitutes a Superior Offer and that such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary duties to the Company's stockholders under applicable law.

           5.3       Confidentiality; Access to Information.

                     (a) The parties acknowledge that Company and Parent have previously executed a letter agreement, dated as of January 4, 2001 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

                     (b) Parent, on the one hand, and Company, on the other, will afford the other party and the other party's accountants, counsel and other representatives reasonable access to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as the other party may reasonably request. No information or knowledge obtained by a party in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

           5.4       No Solicitation.

                     (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to its terms, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined),
(ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) except as permitted by Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the approval of this Agreement and the Merger at the Company Stockholders' Meeting, this Section 5.4(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Company reasonably concludes (after consultation with a financial advisor of national standing) may constitute a Superior Offer if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and

Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement, (4) Company gives Parent at least two business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Company.

           For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to, or involving: (A) any acquisition or purchase by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% beneficial ownership interest in the total outstanding voting securities of Company or any of its subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries; (C) any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (D) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material assets of Company; or (E) any liquidation or dissolution of Company.

                     (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable shall advise Parent orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

           5.5 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

           5.6       Reasonable Efforts; Notification.

                     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and taking all steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or Company or any of its subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

                     (b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger,
(ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or any material adverse event involving its business or operations; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

           5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use all commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

           5.8       Stock Options; Warrants and ESPP.

                     (a) At the Effective Time, each outstanding Company Option, whether or not then exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan, if any, pursuant to which the Company Option was issued and any option agreement between Company and the optionee with regard to the Company Option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Company Options after the Effective Time. For the purposes of this Agreement, the term "OPTION EXCHANGE RATIO" means, in the event that the Conversion Event does not occur, the sum obtained by adding
(x) the Exchange Ratio plus (y) the quotient (rounded to the third decimal place) obtained by dividing (i) the Cash Consideration by (ii) the average of the closing sale prices of Parent Common Stock during regular trading hours on the Nasdaq National Market on five trading days ending on the trading day immediately preceding the Closing Date (the "CLOSING PRICE"); and if the Conversion Event does occur, the quotient obtained by dividing (A) the sum of
(I) the Substitute Cash Consideration plus (II) the Cash Consideration by (B) the Closing Price.

                     (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.8 shall be applied consistent with such intent.

                     (c) At the Effective Time, each outstanding Company Warrant, whether or not then exercisable, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time (including, without limitation, any vesting provisions), except that: if the Conversion Event does not occur, each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) to purchase (i) that number of whole shares of Parent Common Stock (rounded to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to the Company Warrant multiplied by (B) the Exchange Ratio, plus (ii) an amount of cash equal to (C) the number of shares of Company Common Stock subject to the Company Warrant multiplied by (D) the Cash Consideration (rounded to the nearest whole cent), at a per share of Parent Common Stock (and pro rata portion of the aggregate cash receivable pursuant to such assumed Company Warrant) exercise price equal to the aggregate exercise price of the Company Warrant divided by the number of shares of Parent Common Stock subject to the assumed Company Warrant following such conversion; and if the Conversion Event occurs, each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) on a per former share of Company Common Stock basis to purchase an amount of cash (rounded to the nearest whole cent) equal to the sum of (E) the Cash Consideration plus (F) the Substitute Cash Consideration, at a per former share of Company Common Stock exercise price equal to the per share of Company Common Stock exercise price of such Company Warrant immediately prior to the Effective Time.

                     (d) If, at the Effective Time, there is an offering in effect under the Company ESPP, all rights to purchase shares of Company Common Stock shall be converted into rights to purchase a number of shares of Parent Common Stock in accordance with the terms of the Company ESPP.

           5.9 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options and with respect to the Company ESPP promptly, but in no event later than five business days, following the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

           5.10      Indemnification.

                     (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreement between Company and any person who served as a director of officer of Company at any time prior to the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

                     (b) For a period of five years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect Company's existing officers' and directors' liability insurance policy on terms comparable to those currently in effect, provided, however, that the Surviving Corporation may substitute therefor policies of comparable coverage containing terms and conditions that are not substantively less advantageous to the beneficiaries thereof, and provided, further, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for any such coverage (or to provide more than such coverage as is available for such 150% of such annual premium).

                     (c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties. Parent hereby guarantees to each person to whom the Surviving Corporation has obligations under this Section 5.10 that the Surviving Corporation will fulfill those obligations and agrees that each of those persons is an intended beneficiary of that guarantee and has the right to enforce it against Parent, with regard to himself or herself.

           5.11 Nasdaq Listing. Parent agrees to authorize for listing on the Nasdaq Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, effective upon official notice of issuance.

           5.12 Rights Agreement; Takeover Statutes. The Board of Directors of Company shall take all further action (in addition to that referred to in Section 2.20) necessary (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger, and the other transactions contemplated by this Agreement and the Stock Option Agreement. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Stock Option Agreement, as applicable, and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

           5.13 Certain Employee Benefits. As soon as practicable after the execution of this Agreement, Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Company Employee Plans immediately prior to the Effective Time if appropriate). Company shall take all action necessary in advance of the Effective Time to terminate its and its subsidiaries' 401(k) plans effective immediately prior to the Effective Time. To the extent that Company employees become eligible to participate in any employee benefit plans or arrangements maintained by Parent and such plans by their terms so permit, Parent will give such employees full credit for purposes of eligibility (including service and waiting period requirements), vesting, benefit accrual, and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent, for such employee's service with Company or any of its subsidiaries to the same extent recognized by either Company or its subsidiaries immediately prior to the Effective Time.

           5.14 Company Affiliates; Restrictive Legend. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any Company Affiliate, and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance:

           THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY BE TRANSFERRED ONLY (A) IN CONFORMITY WITH RULE 145(D) UNDER SUCH ACT, (B) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE ISSUER THAT THE TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

           5.15 Letter of Company's Accountants. Company shall use all reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, Company's independent accountants, dated no more than two business days before the date on which the Registration Statement becomes effective (and satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

           5.16 Section 16. Provided that Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Parent, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger, providing that the receipt by the Company Insiders (as defined below) of the Parent Common Stock upon conversion of the Company Common Stock, and of options for Parent Common Stock upon conversion of the Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to
Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such
Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d).

           "SECTION 16 INFORMATION" shall mean information regarding the Company Insiders, the number of shares of Company capital stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into options for Parent Common Stock in connection with the Merger. "COMPANY INSIDERS" shall mean those officers and directors of Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

           5.17 Continuity of Business Enterprise. Unless the Conversion Event occurs, Parent will continue at least one significant historic business line of Company, or use at least a significant portion of Company's historic business assets in a business, in each case within the meaning of Reg. Section 1.368-1(d).



                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

           6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                     (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of the stockholders of Company under applicable law and the Company Charter Documents.

                     (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

                     (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

                     (d) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

                     (e) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such shares.

           6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

                     (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent or Merger Sub as of the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 3.2 and 3.3 (which representations shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

                     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

                     (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing.

                     (d) Tax Opinion. Company shall have received an opinion of Foley, Hoag & Eliot LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to Company, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code and that each of Parent and Company will be a party to the reorganization within the meaning of Section 368(a) of the Code, provided, however, that if the counsel to Company does not render such option, this condition shall nonetheless be deemed to be satisfied with respect to Company if counsel to Parent renders such opinion to Parent. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions. If the Conversion Event occurs, this Section 6.2(d) shall not be a condition to the Merger, and shall be of no further force or effect.

           6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                     (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company as of the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.2, 2.3, 2.4, 2.18, 2.19 and 2.20 (which representations shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

                     (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

                     (c) Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and be continuing.

                     (d) Tax Opinion. Parent shall have received an opinion of Fenwick & West LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Parent and Company will be a party to the reorganization within the meaning of Section 368(a) of the Code, provided, however, that if the counsel to Parent does not render such option, this condition shall nonetheless be deemed to be satisfied with respect to Parent if counsel to Company renders such opinion to Parent. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions. If the Conversion Event occurs, this Section 6.3(d) shall not be a condition to the Merger, and shall be of no further force or effect.

                     (e) Consents. Parent shall have been furnished with evidence reasonably satisfactory to it that Company has obtained the consents, approvals and waivers set forth in Part 6.3(e) of the Company Disclosure Letter.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

           7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company:

                     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

                     (b) by either Company or Parent if the Merger shall not have been consummated by September 30, 2001 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                     (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

                     (d) by either Company or Parent, if the approval and adoption of this Agreement, and the approval of the Merger, by the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain the Company stockholder approval shall have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of any of the Voting Agreements by any party thereto other than Parent;

                     (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company) if a Triggering Event (as defined below) shall have occurred;

                     (f) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or
Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then Company may not terminate this Agreement under this
Section 7.1(f) for 30 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this

Agreement pursuant to this paragraph (f) if such breach by Parent is cured during such 30-day period, or if Company shall have materially breached this Agreement); or

                     (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or
Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company, then Parent may not terminate this Agreement under this
Section 7.1(g) for 30 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if such breach by Company is cured during such 30-day period, or if Parent shall have materially breached this Agreement).

                     For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger;
(ii) Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails publicly to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) Company shall have materially breached any of the provisions of Sections 5.2,
5.4 or 5.12; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

           7.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of any covenant of this Agreement or for any intentional or willful act or omission by a party which renders any representations or warranties of such party untrue. No termination of this Agreement shall affect the obligations of the parties contained in the

Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

           7.3       Fees and Expenses.

                     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

                     (b) In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Section 7.1(d) or Section 7.1(e), Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $10,350,000 in immediately available funds (the "TERMINATION FEE"); provided, that in the case of a termination under
Section 7.1(d) prior to which no Triggering Event has occurred, (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within 12 months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or Company enters into a letter of intent or other agreement providing for a Company Acquisition and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of such Company Acquisition or the entry by Company into such agreement.


                     (c) If this Agreement is terminated by Company under
Section 7.1(f) then Parent shall pay to Company no later than two days after demand by Company therefor together with a statement from Company's Chief Financial Offer certifying the amount thereof, Company's fees and expenses (including fees of attorneys, accountants and financial advisors to Company) incurred in connection with this Agreement and the transactions contemplated hereby, up to an aggregate amount of such fees and expenses not to exceed $1,000,000.


                     (d) If this Agreement is terminated (A) by Parent under either of Sections 7.1(e) or 7.1(g) or (B) by Company or Parent under Section 7.1(d), then in each such case, Company shall pay to Parent no later than two days after demand by Parent therefor together with a statement from Parent's Chief Financial Offer certifying the amount thereof, Parent's fees and expenses (including fees of attorneys, accountants and financial advisors to Parent) incurred in connection with this Agreement and the transactions contemplated hereby, up to an aggregate amount of such fees and expenses not to exceed $1,000,000; provided, however, that in the event that this Agreement is terminated and, pursuant to Section 7.3(b), Parent has received the full amount of the Termination Fee, Parent's fees and expenses which are payable under this
Section 7.3(d) shall not include the fees of Parent's financial advisor Morgan Stanley & Co., Inc., incurred in connection with the transactions contemplated by this Agreement.

                     (e) Each of Parent and Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor Company would enter into this Agreement. Accordingly, if Parent or Company fails to pay in a timely manner amounts due pursuant to
Section 7.3(b), 7.3(c) or 7.3(d), and, in order to obtain such payment, Parent or Company makes a claim for such amounts that results in a judgment against the other for the amounts described in Section 7.3(b), 7.3(c) or 7.3(d), the judgment debtor shall pay to judgment creditor its reasonable costs and expenses (including reasonable attorneys' fees and expenses as provided in Section 8.7(b)) in connection with such suit, together with interest on the amounts described in Section 7.3(b), 7.3(c) and 7.3(d) (at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made) from such date until the payment of such amount (together with such accrued interest). Payment of the fees described in this Section 7.3(b), 7.3(c) and/or 7.3(d) shall not be in lieu of damages incurred in the event of breach of this Agreement as described in clause (ii) of Section 7.2.

                     For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

           7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

           7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

           8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

           8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

                     (a)       if to Parent or Merger Sub, to:

                               Macromedia, Inc.
                               600 Townsend Street
                               San Francisco, California  94103
                               Attention:  General Counsel
                               Facsimile No.:  415-626-0274

                               with a copy to:

                               Fenwick & West LLP
                               275 Battery Street, 15th Floor
                               San Francisco, California 94110
                               Attention:      Gordon K. Davidson
                                               Douglas N. Cogen
                               Facsimile No.: 415-281-1350

                     (b)       if to Company, to:

                               Allaire Corporation
                               275 Grove Street
                               Newton, Massachusetts  02466
                               Attention:      President
                                               General Counsel
                               Facsimile No.: 617-219-2007

                               with a copy to:

                               Foley, Hoag & Eliot LLP
                               One Post Office Square
                               Boston, Massachusetts  02109
                               Attention:      Robert L. Birnbaum
                                               William R. Kolb
                               Facsimile No.: 617-832-7000

           8.3       Interpretation; Certain Defined Terms.

                     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents and headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended.

                     (b) For purposes of this Agreement, "KNOWLEDGE" means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (i) an individual, if used in reference to an individual, or (ii) any officer or director of such party, if used in reference to a person that is not an individual. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (x) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual's possession, including personal files of such individual, (y) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party (in the case of knowledge of a party that is not an individual) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities or (z) such knowledge could be obtained from reasonable inquiry of the persons employed by such party charged with administrative or operational responsibility for such matters for such party.

                     (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect (whether or not such change, event, violation, inaccuracy, circumstance or effect constitutes a breach of a representation, warranty or covenant made by an entity in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from

(i) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner) or (ii) changes in the trading prices for such entity's capital stock.

                     (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

                     (e) For purposes of this Agreement, "SUBSIDIARY" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

           8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

           8.5 Entire Agreement; Third Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

           8.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

           8.7       Other Remedies; Specific Performance; Fees.

                     (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                     (b) If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party's costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

           8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

           8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
           8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

           8.11 Waiver Of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.



                                    * * * * *

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                                        MACROMEDIA, INC.


                                        By: /s/ Robert K. Burgess
                                            ------------------------
                                        Name:
                                        Title:


                                        ALASKA ACQUISITION CORPORATION

                                        By: /s/ Robert K. Burgess
                                            ------------------------
                                        Name:
                                        Title:


                                        ALLAIRE CORPORATION


                                        By: /s/ David J. Orfao
                                            ------------------------
                                        Name: David J. Orfao
                                        Title: CEO